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                                                                   Exhibit B-1.1



Exhibit B-1.1 Sublease Agreement between Conectiv/CNE Energy Services, LLC and Petron Oil Corporation dated August 13, 1998 (includes lease agreement between Delmarva Power & Light Company and Conectiv/CNI Energy Services LLC dated August 13, 1998 as Exhibit A) (Confidential Treatment Requested).


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